Exhibit 99

3M to Advance Operating Model, Improve Cost Structure, and Accelerate Innovation

Enhanced operations and marketing capabilities position company to better capitalize on global trends

ST. PAUL, Minn. – Dec. 3, 2020 − As the global economy shifts in the wake of the COVID-19 pandemic, 3M (NYSE: MMM) is advancing its operating model, streamlining its business, and focusing on global trends where the company will apply science to life in new ways to drive sustainable growth.

“The COVID-19 pandemic has advanced the pace of change and disrupted end markets around the world, increasing the need for companies to adapt faster,” said Mike Roman, 3M chairman and chief executive officer. “At the same time, we are seeing significant opportunities from our new operating model which we launched at the start of the year. As a result, we are taking further actions to streamline our operations, positioning us to deliver greater growth and productivity as global markets emerge from the pandemic.”

In January 2020, 3M launched a new global operating model – a significant step in the company’s transformation – which has evolved the way 3M works, enabling the company to be more customer focused and responsive, helping 3M to lead during the pandemic.

With the actions 3M is announcing today, the company will further enhance its operations and marketing capabilities. In operations, 3M will eliminate redundancies and better use analytics to drive additional efficiencies. In marketing, 3M will build on its success in utilizing data insights, accelerating global marketing programs, and activating digital engagements with customers.

3M will be better positioned to take advantage of global market trends in e-commerce, personal safety, health care, automotive electrification, and home improvement. At the same time, the company plans to de-prioritize investments in end markets where growth is slower.

Restructuring and Expected Annual Savings

3M is planning to initiate restructuring actions that will impact all business groups, functions and geographies. As a result, the company expects to take a total pre-tax charge of $250 to $300 million, with $120 to $150 million in the fourth quarter of 2020. The remainder of the pre-tax charge is currently anticipated to be incurred primarily in the second half of 2021. 3M anticipates annual pre-tax savings of $200 to $250 million from these actions, with $75 to $100 million of pre-tax savings in 2021.

The restructuring is expected to impact approximately 2,900 positions globally.

Upcoming Event

3M will participate in the Credit Suisse 8th Annual Virtual Industrials Conference today, Dec. 3, 2020. Mike Roman, chairman and chief executive officer, and Monish Patolawala, senior vice president and chief financial officer, will speak at 8:10 a.m. EST.

Forward-Looking Statements

This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, international trade and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19); (3) foreign currency exchange rates and fluctuations in those rates; (4) liabilities related to certain fluorochemicals, including lawsuits concerning various PFAS-related products and chemistries, and claims and governmental regulatory proceedings and inquiries related to PFAS in a variety of jurisdictions; (5) legal and regulatory proceedings and legal compliance risks involving the Company and/or third parties, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2019, and any subsequent quarterly reports on Form 10-Q (the “Reports”); (6) competitive conditions and customer preferences; (7) the timing and market acceptance of new product offerings; (8) materials vulnerability and the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions, manufacturing site disruptions (including those caused by natural and other disasters and other events); (9) problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (11) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (12) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (13) the Company's credit ratings and its cost of capital. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports), as updated by applicable Current Reports on Form 8-K. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNews.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Stephen Sanchez, 651-737-5967